Exhibit 99.1

TENNECO COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR ITS

8 1/8 % SENIOR NOTES DUE 2015

Lake Forest, Illinois, March 8, 2012 – Tenneco Inc. (NYSE: TEN) announced today that it has commenced a cash tender offer for any and all of the company’s $250 million of outstanding 8 1/8% Senior Notes due 2015 and a solicitation of consents to certain proposed amendments to the indenture governing the notes. The proposed amendments would eliminate substantially all restrictive covenants and certain event of default provisions in the indenture and reduce the minimum notice period to call the notes from 30 to 5 days.

The company intends to use the proceeds of one or more debt financing transactions, potentially including obtaining loans under a new $700 million revolving bank credit facility and a new $250 million term loan A facility, to fund the total cost of all tendered notes and delivered consents, accrued interest and all related fees and expenses. The terms of any debt financing transactions will be determined by market conditions and other factors at the time any such transactions are completed. Consummation of the tender offer and the consent solicitation is contingent upon, among other things, Tenneco obtaining financing on terms satisfactory to the company.

The deadline for tendering notes to be eligible to receive the consent payment in connection with the consent solicitation is 5:00 p.m., New York City time, on March 21, 2012 unless extended (the “Consent Expiration”). The tender offer is scheduled to expire at 8:00 a.m., New York City time, on April 5, 2012, unless extended or earlier terminated.

Holders who validly tender their notes and provide their consents to the proposed amendments to the indenture governing the notes before 5:00 p.m., New York City time, on March 21, 2012, unless extended, will be eligible to receive $1,044.38 for each $1,000 principal amount of notes not validly withdrawn (which includes a consent payment of $30 per $1,000 principal amount of notes). Holders may not tender their notes without delivering consents or deliver consents without tendering their notes. No consent payments will be made in respect of notes tendered after the Consent Expiration.

Holders who validly tender their notes after the Consent Expiration and before 8:00 a.m., New York City time, on April 5, 2012, unless extended, will be eligible to receive $1,014.38 for each $1,000 principal amount of notes not validly withdrawn.

Holders whose notes are purchased in the tender offer will also receive accrued and unpaid interest from the most recent interest payment date on the notes up to, but not including, the applicable payment date. Holders who validly tender their notes before the Consent Expiration will be eligible to receive payment on the initial payment date, which is expected to be on or about March 22, 2012. Holders tendering after the Consent Expiration and prior to the expiration of the tender offer will be eligible to receive payment on the final payment date, which is expected to be on or about April 5, 2012.

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Tendered notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on March 21, 2012, unless extended by the Company and except in limited circumstances. Any extension, delay, termination or amendment of the tender offer will be followed as promptly as practicable by a public announcement thereof.

The tender offer is subject to the satisfaction of certain conditions, including: (1) receipt of consents to the amendments of the indenture governing the notes from holders of a majority in principal amount of the outstanding notes and execution of a supplemental indenture effecting the proposed amendments, (2) a financing condition and (3) certain other customary conditions.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated March 8, 2012, copies of which may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the tender offer, at (866) 873-7700 (US toll-free) or (212) 430-3774 (collect).

Tenneco has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to BofA Merrill Lynch, Liability Management, at (888) 292-0070 (US toll-free) or (980) 387-3907 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated March 8, 2012.

Tenneco is a $7.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 24,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker® and Clevite®Elastomer brand names.

The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning Tenneco’s tender offer and consent solicitation. Tenneco’s ability to complete such transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Contacts:
Linae Golla	Jane Ostrander
Investor Inquiries	Media Inquiries
847 482-5162	847 482-5607
lgolla@tenneco.com	jostrander@tenneco.com